EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made as of December 19, 2007, by and between Pro-Pharmaceuticals (“Pro-Pharmaceuticals”), of 7 Wells Avenue, Suite 34, Newton, Massachusetts, 02459 and Theodore D. Zucconi Ph.D. (“Zucconi” or “Employee”), of 3006 E. Dry Creek Road, Phoenix, Arizona, 85048.

A. Pro-Pharmaceuticals is engaged in the business of biotechnology drug development. Zucconi will primarily perform the job duties at the following location: 7 Wells Avenue, Suite 34, Newton, MA.

B. Pro-Pharmaceuticals desires to have the services of Zucconi.

C. Zucconi is willing to be employed by Pro-Pharmaceuticals.

D. Pro-Pharmaceuticals and Zucconi desire to amend and restate the Employment Agreement between them effective as of October 1, 2007 (the “Effective Date”).

Therefore, the parties agree as follows:

1. EMPLOYMENT. Zucconi agrees to be employed by Pro-Pharmaceuticals as President and serve as a member of the Board of Directors. Zucconi will provide to Pro-Pharmaceuticals the following services: general duties of a President, including but not limited to: hiring and dismissal of employees, salary and compensation for all employees and consultants; approval of all finance, licensing, partnerships, and other corporate activities such as press releases, mergers, acquisitions and/or divestitures. Zucconi accepts and agrees to such employment, and agrees to be subject to the supervision, and approval of Pro-Pharmaceutical’s Board of Directors (BOD) and Chief Executive Officer (CEO). Zucconi will also perform (i) such other duties as are customarily performed by a President in a similar position, and (ii) such other and unrelated services and duties as may be assigned to Zucconi from time to time by Pro-Pharmaceutical’s BOD and/or the CEO.

Zucconi will provide Pro-Pharmaceuticals with all information, suggestions, and recommendations regarding Pro-Pharmaceuticals’ business, of which Zucconi has knowledge that will be of benefit to Pro-Pharmaceuticals.

2. BEST EFFORTS OF EMPLOYEE. Zucconi agrees to perform faithfully, industriously, and to the best of Zucconi’s ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of Pro-Pharmaceuticals. Such duties shall be provided at such place(s) as the needs, business, or opportunities of Pro-Pharmaceuticals may require from time to time. Zucconi shall observe all Company rules and policies, including such policies as amended from time to time.

3. COMPENSATION OF EMPLOYEE.

A. As compensation for the services provided by Zucconi under this Agreement for the 2007 calendar year, Pro-Pharmaceuticals will pay Zucconi a monthly salary of $9,167, payable in accordance with Pro-Pharmaceuticals’ usual payroll procedures and subject to reduction for the applicable withholding and payroll taxes.

B. As compensation for the services provided by Zucconi under this Agreement beginning January 1, 2008, Pro-Pharmaceuticals will pay Zucconi an annual salary of $220,000 payable in accordance with Pro-Pharmaceuticals’ usual payroll procedures. Zucconi, however, agrees that 50% of his annual salary payable in 2008 will be deferred and paid on or before October 1, 2008. Zucconi will receive monthly compensation of $9,167 in 2008, subject to reduction for the applicable withholdings and payroll taxes, payable on the Company’s regular payroll dates. Pro-Pharmaceuticals shall also pay a cash bonus to Zucconi in the amount of $27,500 on or before June 1, 2008, which shall be payable in cash and in accordance with Pro-Pharmaceuticals’ usual payroll procedures. Zucconi’s salary will be adjusted proportionately to the adjustments for other executives.

C. Zucconi shall be entitled to the following additional benefits:

(i) Reimbursement of relocation costs not to exceed $54,000 in total;

(ii) Fourteen round trip single passenger aircraft tickets (by coach) per a year between Massachusetts and Phoenix, Arizona which may be used by either Zucconi or his spouse;

(iii) A grant to be made prior to December 31, 2007 of stock options, which shall contain a “cashless” exercise provision, for 200,000 shares of Pro-Pharmaceuticals common stock as an incentive to accept employment with Pro-Pharmaceuticals. The exercise price shall equal the fair market value of Pro-Pharmaceuticals common stock on the date of grant of such stock options;

(iv) A grant of stock options, which shall contain a “cashless” exercise provision, for 10,000 shares of Pro-Pharmaceuticals common stock per $1 million of financing received by Pro-Pharmaceuticals from sources identified by Zucconi and not from sources, or their successors, previously identified by Pro-Pharmaceuticals. The exercise price shall equal the fair market value of Pro-Pharmaceuticals common stock on the date of grant of such stock options;

(v) Pro-Pharmaceuticals shall pay a cash bonus to Zucconi in the event a partnership or joint venture is formed or reached with another company with upfront fees and milestone payments in excess of $20 million in accordance with Pro-Pharmaceuticals’ usual payroll procedures. The amount of the cash bonus payable to Zucconi shall equal 1% of the upfront fees and milestone payments which shall be payable within twenty (20) business days of receipt by Pro-Pharmaceuticals of the upfront fees and milestone payments;

(vi) A grant of stock options, which shall contain a “cashless” exercise provision, for 100,000 shares of Pro-Pharmaceuticals common stock in the event the closing price of Pro-Pharmaceuticals’ common stock exceeds $5 per a share for twenty (20) consecutive trading days prior to October 31, 2008. The exercise price shall equal the fair market value of Pro-Pharmaceuticals common stock on the date of grant of such stock options;

The stock options granted to Zucconi pursuant to sections (iii), (iv), and (vi) of this Section 3 shall (a) be fully vested on the date of grant, (b) expire on the fifth anniversary of the date of grant, and (c) be exercisable during the 5-year term whether or not Zucconi is then employed by Pro-Pharmaceuticals or this agreement has terminated.

4. PERSONAL TIME OFF. Zucconi shall be entitled to four (4) weeks of paid Personal Time Off (PTO), pro-rated on a monthly basis. Such PTO must be taken at a time mutually convenient to Pro-Pharmaceuticals and Zucconi. Accrued vacation will be paid in accordance with MA state law and Pro-

Pharmaceuticals customary procedures. Unpaid time off will be by mutual agreement.

5. BENEFITS. The Employee will be entitled (i) to insurance and other benefits commensurate with the Employee’s position in accordance with the Company’s standard employee benefits policies as in effect from time to time; (ii) to participate in the Company’s 401(k) plan with an employer match percentage as in effect from time to time; and (iii) four (4) weeks PTO annually, pro-rated on a monthly basis, and customary MA holidays.

To the extent the Company maintains insurance with respect to (i) directors’ and officers’ liability, (ii) errors and omissions and (iii) general liability insurance, the Employee shall be covered by such insurance to the same extent as other senior executives and directors of the Company.

6. EXPENSE REIMBURSEMENT. Pro-Pharmaceuticals will reimburse Zucconi for expenses incurred by Zucconi to conduct company business. This will be in accordance with Pro-Pharmaceuticals policies in effect.

7. TERM/TERMINATION. Zucconi’s employment under this Agreement shall be for one (1) year, beginning on October 01, 2007. This Agreement may be terminated by Pro-Pharmaceuticals upon 30 days written notice and by Zucconi upon 30 days written notice. Upon termination of this Agreement, payments under this paragraph shall cease, provided, however, that Zucconi shall be entitled to deferred payments, if any, for the contract (maximum three months salary) and performance bonuses that occurred during employment and for which Zucconi has not yet been paid, unless Zucconi is in violation of this Agreement. The compensation paid under this Agreement shall be Zucconi’s exclusive remedy.

The Employee acknowledges and agrees that his employment by the Company is on an “at will” basis, meaning that either the Company or the Employee may terminate the employment at any time, without or without cause.

In the event the employment of the Employee is terminated by the Company “without cause” the Employee shall be entitled to severance as follows:

(i) if termination occurs within six (6) months after the Effective Date, the Employee shall be paid Base Salary for one month; provided however, that the Company may terminate the employment of the Employee within sixty (60) days after the Effective Date, with or without cause, and shall not be obligated to pay severance if termination occurs during such 60-day period;

(ii) if termination occurs more than six (6) months after the Effective Date and before the first anniversary of the Effective Date, the Employee shall be paid Base Salary for three (3) months;

(iii) the Employee shall be reimbursed for all expenses pursuant to Section 6 incurred through the date of employment termination;

(vi) the Employee shall continue to have during such post-employment period two (2) months of benefits, to the extent permitted by law, to which he was entitled pursuant to Section 5 hereof while he was employed by the Company.

8. CONFLICTING EMPLOYMENT. The Employee agrees that, during the term of the Employee’s employment with the Company, Employee will not engage in other employment, occupation, consulting, or other business activity related to any biotech or pharmaceutical company business in which the Company is now involved—biotechnology drug development.

9. CONFIDENTIALITY. Zucconi recognizes that Pro-Pharmaceuticals has and will have information regarding the following: drug development, FDA trials, and other vital information items (collectively, “Information”), which are valuable, special and unique assets of Pro-Pharmaceuticals. Zucconi will protect the Information and treat it as strictly confidential as acknowledged in the Confidentiality Agreement executed by Zucconi and Pro-Pharmaceuticals, July 11, 2007. The confidentiality provisions of this Agreement shall remain in full force and effect for three (3) years following the effective date of this Agreement.

10. COMPLIANCE WITH EMPLOYER’S RULES. Zucconi agrees to comply with all of the rules and regulations of Pro-Pharmaceuticals and as amended from time to time.

11. RETURN OF PROPERTY. Upon termination of this Agreement and at the time of leaving the employ of the Company, Zucconi shall deliver to Pro-Pharmaceuticals (and will not keep in Zucconi’s possession or deliver to anyone else) all devices, records, data, notes, reports, proposals, lists, correspondence, keys, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the aforementioned items, containing Confidential Information or otherwise belonging to the Company, its successors or assigns, whether prepared by Zucconi or supplied to Zucconi by the Company.

12. INVENTIONS.

(a) Inventions Retained and Licensed. Attached hereto, as Exhibit A, is a list describing all ideas, processes, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents, copyrights, copyrightable works, products, marketing and business ideas, and all improvements, know-how, data, rights, and claims related to the foregoing, whether or not patentable, registrable or copyrightable, which were conceived, developed or created by the Employee prior to Employee’s employment or first contact with the Company (collectively referred to as “Prior Inventions”), (A) which belong to the Employee, (B) which relate to the Company’s current or contemplated business, products or research and development, and (C) which are not assigned to the Company hereunder. If there is no Exhibit A or no items thereon, the Employee represents that there are no such Prior Inventions. If in the course of Employee’s employment with the Company, the Employee incorporates or embodies into a Company product, service or process a Prior Invention owned by the Employee or in which the Employee has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, service or process.

(b) Assignment of Intellectual Property Items. The Employee agrees that Employee will promptly make full written disclosure to the Company and will hold in trust for the sole right and benefit of the Company, and the Employee hereby assigns to the Company, or its designee, all of the Employee’s right, title and interest in and to any and all ideas, processes, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents, copyrights, copyrightable works, products, marketing and business ideas, and all improvements, know-how, data, rights, and claims related to the foregoing, whether or not patentable, registrable or copyrightable, which the Employee may on or after the Effective Date, solely or jointly with others conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time the Employee is in the employ of the Company (collectively referred to as “Intellectual Property Items”); and the Employee further agrees that the foregoing shall also apply to Intellectual Property Items which relate to the business of the Company or to the Company’s anticipated business as of the end of the Employee’s employment and which are conceived, developed, or reduced to practice during a period of one year after the end of such employment. Without limiting the foregoing, the Employee further acknowledges that all original works of authorship which are made by the Employee (solely or jointly with others) within the scope of the Employee’s employment and which are protectable by copyright are works made for hire as that term is defined in the United States Copyright Act.

(c) Maintenance of Records. The Employee agrees to keep and maintain adequate and current written records of all Intellectual Property Items made by the Employee (solely or jointly with others) during the term of the Employee’s employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to, and remain the sole property of, the Company at all times.

(d) Patent and Copyright Registrations. The Employee agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Intellectual Property Items and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto and the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Intellectual Property Items, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

(e) No Use of Name. The Employee shall not at any time use the Company’s name or any of the Company trademark(s) or trade name(s) in any advertising or publicity without the prior written consent of the Company.

13. NON-SOLICITATION. The Employee agrees that Employee shall not during the Employee’s employment or other involvement with the Company and for a period of twelve (12) months immediately following the termination of the Employee’s employment with the Company for any reason, whether with or without cause, (i) either directly or indirectly solicit or take away, or attempt to solicit or take away employees of the Company, either for the Employee’s own business or for any other person or entity, or (ii) either directly or indirectly recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, customer, agent, representative or any other person who has a business relationship with the Company to discontinue, reduce or modify such employment, agency or business relationship with the Company.

14. COVENANTS AGAINST COMPETITION.

(a) Definitions. For the purposes of this Section:

(i) “Competing Product” means any product, process, or service of any person or organization other than the Company, in existence or under development (A) which is identical to, substantially the same as, or an adequate substitute for any product, process, or service of the Company, in existence or under development, based on any patent or patent application (provisional or otherwise) which is owned by or licensed to the Company, or other intellectual property of the Company about which the Employee acquires Confidential Information, and (B) which is (or could reasonably be anticipated to be) marketed or distributed in such a manner and in such a geographic area as to actually compete with such product, process or service of the Company.

(ii) “Competing Organization” means any person or organization, including the

Employee, engaged in, or about to become engaged in, research on or the acquisition, development, production, distribution, marketing, or providing of a Competing Product.

(b) Non-Competition. As a material inducement to the Company to employ or continue the employment of the Employee, and in order to protect the Company’s Confidential Information and good will, the Employee agrees to the following stipulations:

(i) For a period of twelve (12) months after termination of the Employee’s employment with the Company or its affiliates for any reason, whether with or without cause, the Employee will not directly or indirectly solicit or divert or accept business relating in any manner to Competing Products or to products, processes or services of the Company, from any of the customers or accounts of the Company with which the Employee had any contact as a result of the Employee’s employment.

(ii) For a period of six (6) months after termination of the Employee’s employment with the Company for any reason, whether with or without cause, the Employee will not (A) render services directly or indirectly, as an employee, consultant or otherwise, to any Competing Organization in connection with research on or the acquisition, development, production, distribution, marketing or providing of any Competing Product, or (B) own any interest in any Competing Organization, other than less than 2% of the equity securities of a Competing Organization which is publicly traded.

(c) Modification of Restrictions. The Employee agrees that the restrictions set forth in this Section are fair and reasonable and are reasonably required for the protection of the interests of the Company. However, should an arbitrator or court nonetheless determine at a later date that such restrictions are unreasonable in light of the circumstances as they then exist, then the Employee agrees that this Section shall be construed in such a manner as to impose on the Employee such restrictions as may then be reasonable and sufficient to assure Company of the intended benefits of this Section.

15. PUBLICATIONS. The Employee agrees that Employee will in advance of publication provide the Company with copies of all writings and materials which Employee proposes to publish during the term of the Employee’s employment and for two years thereafter. The Employee also agrees that Employee will, at the Company’s request, cause to be deleted from such writings and materials any information disclosing Confidential Information. The Company’s good faith judgment in these matters will be final. At the Company’s sole discretion, the Employee will also, at the Company’s request, cause to be deleted any reference whatsoever to the Company from such writings and materials.

16. EQUITABLE REMEDIES. The Employee agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in herein. Accordingly, at the sole discretion of the Company, the Employee agrees that if Employee breaches any of such Sections, the Company will have, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement and, if it prevails in such a proceeding, the right to recover from the Employee the costs and expenses thereof, including reasonable attorneys’ fees.

17. REPRESENTATIONS AND WARRANTIES OF EMPLOYEE. The Employee represents and warrants as follows: (i) that the Employee has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with the Employee’s undertaking a relationship with the Company; and (ii) that Employee has not entered into, nor will Employee enter into, any agreement (whether oral or written)

in conflict with this Agreement.

18. MISCELLANEOUS.

(a) Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

(b) No Waiver. The failure of either party to insist on strict compliance with the terms of this agreement in any instance or instances will not be deemed a waiver of any such term of this Agreement or of that party’s right to require strict compliance with the terms of this Agreement in any other instance.

(c) Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the successors in interest of the parties, including, in the case of the Employee, the Employee’s heirs, executors and estate. The Employee may not assign the Employee’s obligations under this Agreement. The Company may not assign its obligations under this Agreement, except with the prior written consent of the Employee.

(d) Notices. Any notices or other communications provided for hereunder may be made by telecopier, first class mail or express courier services provided that the same are addressed to the party required to be notified at its address first written above, or such other address as may hereafter be established for notices, and any notices or other communications sent by first class mail shall be considered to have been made when posted. The parties telecopier numbers are as follows: Company—(617) 928-3450; Employee – 480-706-3701. Either party may change such addresses from time to time by providing written notice in the manner set forth above.

(e) Severability. If any term or condition of this Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement, and such term or condition except to such extent or in such application, shall not be affected thereby, and each and every term and condition of this Agreement shall be valid and enforceable to the fullest extent and in the broadest application permitted by law.

(f) Captions; Gender Captions of Sections herein are for convenience only and are not intended to cover all matters therein. Any pronoun or other gender-linked term shall in each case refer, as applicable, to the masculine, feminine or neuter. Any defined term shall include it singular or plural form or other part of speech.

(g) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of The Commonwealth of Massachusetts without giving effect to its principles on conflict of laws.

EMPLOYER:

PRO-PHARMACEUTICALS, INC.

By:	David Platt	Date: December 19, 2007
David Platt, Ph.D.
Chairman of the Board

AGREED TO AND ACCEPTED

EMPLOYEE:

By:	/s/ Theodore D. Zucconi	Date: December 19, 2007
Theodore D. Zucconi, Ph.D.

Exhibit A

List of Prior Inventions

and Original Works of Authorship

Title	Date	Identifying Number or Brief Description